Exhibit 99.1

DPCM Capital, Inc. Announces the Separate Trading of Its Class A Common Stock and Warrants Commencing on or About December 11, 2020

Miami, Florida, December 10, 2020 — DPCM Capital, Inc. (the “Company”), today announced that holders of the units sold in the Company’s initial public offering of 30,000,000 units completed on October 23, 2020 (the “offering”) may elect to separately trade the shares of Class A common stock and warrants included in the units commencing on or about December 11, 2020. Any units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “XPOA.U,” and each of the shares of Class A common stock and warrants will separately trade on the NYSE under the symbols “XPOA” and “XPOA WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Holders of units will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company's transfer agent, in order to separate the units into shares of Class A common stock and warrants.

The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. The Company’s efforts to identify a prospective target business will not be limited to a particular business, industry or geographical location, although it intends to focus on businesses in the technology sector.

The Company is led by Chairman and Chief Executive Officer Emil Michael, and its special advisors include Betsy Atkins.

The offering was made only by means of a prospectus. Copies of the prospectus may be obtained from UBS Securities LLC, Attn: Prospectus Department, 1285 Avenue of the Americas, New York, NY 10019, telephone: (888) 827-7275 or email: ol-prospectusrequest@ubs.com.

Registration statements relating to the securities have been filed with the U.S. Securities and Exchange Commission (the “SEC”) and became effective on October 20, 2020. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the search for an initial business combination. No assurance can be given that the net proceeds of the offering will be used as indicated. Forward- looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

DPCM Capital, Inc.

Kyle Wood

legal@dpcmcapital.com

(305) 857-5086